Rule 10f-3 Transactions

Issuance/Trade Date: 6/27/2014

Security Description: WSTRN MN MUNI PWR AGY

Total Amount Purchased: 1,000,000

Percent of Offering: 3.333%

Purchase Price: 104.147

First Available Public Price at Close: 100.000

Purchasing Funds: Minnesota Municipal Income Portfolio Inc. (MXA)

Underwriter from whom Purchased: Citigroup Global Markets Inc.

Principal Underwriters: Citigroup Global Markets Inc., J. P. Morgan Securities LLC, Barclays Capital Inc., Wells Fargo Securities, U.S. Bancorp Investments, Inc.